SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

The Company’s Annual Meeting of Shareholders held on December 5, 2008 in Henderson, Nevada, included a presentation by Dr. Gary Benninger, the Company’s CEO and President.  In the presentation, Dr. Benninger summarized the Company’s business and operational status.  He reported that during the past 12 months the Company had expanded its polyurethane foam tire business beyond the seasonal lawn and garden applications, launched a closed-cell polyurethane foam tire fill product and began the commercial production and sale of solid polyurethane tires.

On the product and technology development front, Dr. Benninger reported that the Company had demonstrated the capability of making quality polyurethane passenger car tires consistently, while gaining exposure for the tires with tire and automobile manufacturers.

He also reported the Company has created a superior fire retardant polyurethane foam and is in discussions with a potential customer for that product in high volume applications.

Commenting on the Company’s 2009 fiscal year first quarter revenues (July 1, 2008 to September 30, 2008), Dr. Benninger emphasized the 34% improvement over the same period for the 2008 fiscal year. The Company’s unaudited revenues, net of license fees, for the 5-month period ended November 30, 2008 were approximately $1.43 million, which represents a 51% improvement over the same period for the prior year. “We have been working very hard to demonstrate to the market place the superiority of our polyurethane tire products. We are now starting to see the results of this effort, especially during a time when historically we’ve seen a down turn in revenues,” he stated.

Dr. Benninger told shareholders that with the Company was forecasting fiscal 2009 revenues (July 1, 2008 to June 30, 2009), net of license fee, to be approximately $7.43 million, which amount represents a 177% improvement over the Company’s revenues for fiscal year 2008. He attributed the forecasted revenue increase to the sale of high volume solid industrial tires expected to commence in March or April of 2009 and expansion of the Company’s tire fill business.

Dr. Benninger also announced the Company had implemented cost reductions in several key expense areas, including board and management compensation, employee health benefits, legal and corporate governance expenses and outside services.  In addition, the Company was working with suppliers to reduce certain raw material costs. The Company forecast the cost reduction measures would contribute to the Company achieving a break-even cash flow by end of current fiscal year (June 30, 2009). Dr. Benninger emphasized the Company’s desire to remain debt free and said that the Company’s cost cutting measures, coupled with an additional $500,000 of working capital would be necessary for the Company to achieve break-even cash flow by June 30, 2009.

The above presentation is attached hereto as Exhibit 99.1.  The information is being furnished, not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

For more information on Amerityre and the full presentation from the 2008 Annual Shareholders meeting, visit its website at www.amerityre.com.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 – Shareholder presentation 12-5-08

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  December 5, 2008

AMERITYRE CORPORATION

By: /S/ Anders A. Suarez

Anders A. Suarez

Chief Financial Officer